Exhibit 10.56

QUINTILES TRANSNATIONAL HOLDINGS INC.

2013 STOCK INCENTIVE PLAN

AWARD AGREEMENT

(Awarding Stock Appreciation Rights)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Company”), and «Name» (the “Participant”) pursuant to the provisions of the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Participant is providing, or has agreed to provide, services to the Company, or Affiliate or a Subsidiary of the Company, as an Employee, Director or Third Party Service Provider; and

WHEREAS, the Company considers it desirable and in its best interests that the Participant be given a personal stake in the Company’s growth, development and financial success through the grant of stock appreciation rights as to the common stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1. Grant of SARs. Effective as of «Grant Date» (the “Date of Grant”), the Company hereby grants to the Participant stock appreciation rights with respect to «Number of Shares» shares of the Company’s common stock (the “SARs”), with a grant price of «Grant Price» (the “Grant Price”), subject to the terms and conditions of the Plan and this Agreement. The SARs give the Participant upon exercise the right to receive in cash the difference between the Fair Market Value of a share of the Company’s common stock on the date of exercise over the Grant Price multiplied by the number of SARs being exercised (the “Spread”). The future value of the Spread is unknown and cannot be predicted with certainty. If the shares of the Company’s common stock do not increase in value, the SARs will have no value.

2. Term of SARs. Subject to earlier termination under Section 5 hereof, the term of the SARs shall be ten (10) years (the “Term”).

3. Vesting Schedule. The SARs shall vest as to «Vesting Schedule».

In no event will any portion of the SARs that is not vested at the time of the termination of the Participant’s service relationship become vested following such termination. Further, notwithstanding any provision of the Plan or this Agreement to the contrary, in no event will any portion of the SARs that is not vested immediately prior to the time of a Sale of the Company become vested because of such event.

4. Exercisability of SARs. Subject to Sections 2 and 5 hereof, SARs shall be exercisable when and as they vest.

5. Expiration of SARs. Any portion of the SARs in which the Participant is not vested shall be forfeited and terminate on the date of the termination of the Participant’s service relationship for any reason. Subject to earlier termination under Section 2 hereof, any portion of the SARs in which the Participant is vested shall be forfeited and terminate on the earlier of (the “Expiration Date”):

(a)	The 91st day after termination of the Participant’s service relationship for any reason other than one specified in (b) or (c) below.

(b)

The 366th day after termination of the Participant’s service relationship as a result of the Participant’s death, or a disability, retirement or redundancy that is approved by the Committee for this purpose.

(c)	Termination of the Participant’s employment relationship by the Company for Cause, or of the Participant’s service relationship by the Company for reasons that would constitute Cause if the Participant were an employee.

6. Exercise of SARs. SARs that are exercisable under Section 4 hereof may be exercised by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) to the Company prior to the Expiration Date of the SARs. The SARs shall be deemed exercised upon receipt by the Company of such fully executed Exercise Notice.

In connection with such exercise, the Company shall have the right to require that the Participant make such provision, or furnish the Company such authorization, as may be necessary or desirable so that the Company may satisfy any obligation it has under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise.

7. Payment. Upon valid exercise of the SARs, the Company shall pay the Participant the Spread, less required withholding, in a cash lump sum within 30 days of such exercise, without interest thereon.

8. Participant’s Representations. The Participant acknowledges that he/she does not have any rights as a stockholder of the Company by reason of a grant of the SARs or settlement of the SARs pursuant to the Plan or this Agreement. The Participant further acknowledges that the SARs only entitle the Participant, if at all, to a cash amount determined and payable pursuant to the terms of the Plan and this Agreement. The SARs do not represent any right to receive actual shares of common stock or other equity securities of the Company.

The Participant acknowledges that the Participant has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

9. Non-Transferability of SARs. No portion of the SARs may be transferred in any manner otherwise than by will or the laws of descent and distribution and, during the Participant’s lifetime, may only be exercised by the Participant.

10. Restrictions. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required. The Participant agrees to take all steps the Committee determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

11. Forfeiture. Where a Participant engages in certain competitive activity or is terminated by the Company for Cause, his or her SARs and any payments made in connection therewith are subject to forfeiture conditions under Section 11.3 of the Plan.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms and conditions of the Plan and this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties.

14. Tax Consequences and Withholding. The exercise of the SARs may cause the Participant to be subject to federal, state and/or foreign taxation. The Participant should consult a tax advisor before exercising the SARs. The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, and local taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the SARs. Unless otherwise determined by the Committee, the Company shall, in satisfaction of the foregoing requirement, withhold on the amount deliverable to the Participant under Section 7 above to the extent required by applicable law, and the Participant hereby agrees to such withholding.

15. Acknowledgement. The Participant acknowledges and agrees: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of SARs does not create any contractual or other right to receive future grants of SARs or any right to continue an employment or other relationship with the Company (for the vesting period or otherwise); (iii) that the Participant remains subject to discharge from such relationship to the same extent as if the SARs had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the SARs is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract if any; and (vii) that the SARs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

16. Section 409A. The SARs are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for a right to compensation based on the appreciation in value of a specified number of shares of service recipient stock as described in Section 1.409A-1(b)(5)(i)(B) of the Department of Treasury regulations. Notwithstanding any provision of the Plan or this Agreement to the contrary, in the event that the Committee determines that the SARs may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date hereof), the Committee may adopt such amendments to the Plan and this Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the SARs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the SARs, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance

17. Employee Data Privacy. As a condition of the grant of the SARs, the Participant consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including but not limited to the Participant’s name, home address and telephone number, date of birth, social security number, salary, nationality, job title, shares of common stock or directorships held in the Company, details of all SARs or entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (“Data”). The Participant further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plans. The Participant understands that these Participants may be located in the Participant’s country of residence or elsewhere. The Participant authorizes them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan. The Participant understands that the Participant may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

18. Confidentiality. The Participant agrees not to disclose the terms of this offer to anyone other than the members of the Participant’s immediately family or the Participant’s counsel or financial advisors and agrees to advise such persons of the confidential nature of this offer.

19. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Agreement is governed by the internal substantive laws but not the choice of law rules of North Carolina.

PARTICIPANT	QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Signature	Name:
Title:

Exhibit A

FORM OF

EXERCISE NOTICE FOR 2013 STOCK INCENTIVE PLAN

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd

Durham, NC 27703

Attention: Stock Plan Administrator

1. Exercise of SARs. Effective as of today,                 , 20    , the undersigned (the “Participant”) hereby elects to exercise the Participant’s stock appreciation rights with respect to              shares of the common stock (the “SARs”) of Quintiles Transnational Holdings Inc. (the “Company”) under and pursuant to the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan (the “Plan”) and the Award Agreement dated                 , 20     (the “Award”).

2. Tax Consultation and Withholding. The Participant understands that the Participant may suffer adverse tax consequences as a result of the Participant’s exercise of the SARs. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the exercise of the SARs and that the Participant is not relying on the Company for any tax advice. The Participant further understands that the Participant’s exercise of the SARs may give rise to an obligation on the part of the Company to withhold for income or other taxes due and agrees to make a payment to the Company in the amount necessary to allow the Company to satisfy its withholding obligations.

3. Representations of Participant. The Participant acknowledges that the Participant has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions. In making the decision to exercise the SARs the Participant has relied upon his or her own independent investigations or those made by his or her representatives, if any (including professional, financial, tax, legal and other advisors). The Participant (and his or her representatives, if any) has had an opportunity to review information with respect to the Company, desires no further additional information concerning the Company or its operations, and deems such information reviewed adequate to evaluate the merits and risks of the Participant’s exercise.

4. Governing Law. This Agreement shall be governed by the internal substantive laws but not the choice of law rules of North Carolina.

5. Entire Agreement. The Plan and Award are incorporated herein by reference. This Agreement, the Plan, and the Award constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant.

[signature page to Form of Exercise Notice to follow]

[signature page to Form of Exercise Notice]

Submitted by:	Accepted by:

PARTICIPANT	QUINTILES TRANSNATIONAL HOLDINGS INC.

By:
Signature	Name:
Name:	Title:
Date:

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